EXHIBIT 21

     Set forth below is a list of the Company's subsidiaries, as of December 1, 1996, with their respective states of incorporation. All of such subsidiaries were wholly-owned by the Company as of such date.

                                                              State of
                   Name                                    Incorporation
                   ----                                    -------------

MHM of Colorado, Inc. Corporation (1)                             DE

MHM Extended Care Services, Inc. (1)                              DE

MHM/LLC, Inc. (1)                                                 DE

MHM Outpatient Services, Inc. (1)                                 DE

MHM Holdings, Inc. (1)                                            DE





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(1)  Subsidiary of MHM Services,Inc.